Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-263567 on Form S-3 of our report dated March 15, 2022 relating to the financial statements of Sensei Biotherapeutics, Inc., appearing in the Annual Report on Form 10-K of Sensei Biotherapeutics, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

May 9, 2022